Exhibit 4.9

ENGLISH TRANSLATION

REHIRE AGREEMENT AFTER RETIREMENT

Agreement No.: BJ-2024

Party A	Shuhai Information Technology Co., Ltd.
Party B	Mingzhou Sun
Date of Execution	April 1, 2024
Original Language	Chinese

REHIRE AGREEMENT AFTER RETIREMENT

Party A: Shuhai Information Technology Co., Ltd.

Legal Representative: Zhixin Liu

Party B: Mingzhou Sun

Gender: Female

Identification No. (Resident Identity Card/Passport): 110105196903018149

Residential Address: Room 1103, Unit 4, Building 11, Caoqiao Lianri Huadu Community, Fengtai District, Beijing

Contact Telephone: 13520764025

Registered Household Address: Room 309, Entrance 3, Building 13, Yuhaiyuan Erli, No. 8 Tiancun Yuquan Road, Haidian District, Beijing

Emergency Contact: [handwritten in original]

Emergency Contact Number: 13501381705

Whereas Party B has completed the retirement procedures, and Party A, based on its work needs, intends to rehire Party B, the parties, in accordance with the Civil Code of the People’s Republic of China and other relevant provisions, have reached an agreement through equal consultation and voluntarily enter into this Rehire Agreement, to be jointly observed.

1. Nature of Relationship

Party B has reached the statutory retirement age and is a retiree who has lawfully begun receiving pension and retirement benefits. The parties confirm that their relationship is a civil service relationship and not an employment relationship governed by labor laws.

2. Term of Rehire

The term of rehire is three (3) years, commencing on April 1, 2024 and ending on March 31, 2027.

3. Job Duties

Party A hires Party B to serve as Financial Director. Party B’s specific duties include, without limitation, the relevant provisions set forth in the job description applicable to Party B’s position (see the Job Description). During the term of this Agreement, Party A may adjust Party B’s position based on production and operational needs, Party B’s work performance and ability, and other relevant factors. If Party B’s position changes, Party A may adjust Party B’s compensation accordingly based on the actual circumstances, and Party B shall comply.

4. Working Hours

Party B shall work under the standard working-hours system and shall comply with Party A’s working-hour requirements. The term ’standard working hours’ herein shall be interpreted by reference to the relevant provisions of labor laws.

5. Rehire Compensation

1. Party B’s labor compensation shall consist of a basic salary of RMB 7,000 per month, a position allowance of RMB 6,500 per month, and a performance bonus of RMB 6,500 per month.

2. Party A shall pay Party B’s labor compensation in cash or by bank transfer, and shall pay the labor compensation for the preceding month on or before the 16th day of each month (postponed in the event of a statutory holiday).

3.  The foregoing labor compensation includes all basic labor costs, overtime costs and other expenses necessary for Party B to perform all work described in Section 3. Party A is not required to pay Party B any other compensation.

4.  Party B shall pay individual income tax in accordance with law, and Party A shall have the right to withhold and remit such tax in accordance with law.

6. Other Benefits

1. Because Party B is a retiree, Party A is not required to make contributions for Party B to social insurance, housing provident fund or other statutory social insurance programs. Other benefits shall be implemented in accordance with Party A’s applicable policies.

2. If Party B is injured or becomes ill for reasons unrelated to work at Party A and is unable to work normally and requires hospitalization, Party B may request leave for treatment by presenting a hospitalization certificate issued by a district- or county-level or higher hospital and shall receive benefits in accordance with Party A’s sick-leave policy. If the treatment period exceeds one month, Party A shall have the right to terminate this Agreement.

3. If, during working hours, Party B suffers injury by a third party while performing work duties at Party A’s workplace, or while performing work duties outside Party A’s workplace during working hours, Party B shall seek compensation from such third party in accordance with applicable civil law.

7. Rules and Regulations

1. Party B shall comply with all rules and regulations lawfully formulated by Party A.

2. If Party B violates work discipline, Party A may handle the matter in accordance with its rules and regulations and shall have the right to pursue Party B for compensation.

8. Amendment, Rescission and Termination

1. Upon expiration of the term of this Agreement, this Agreement shall terminate.

2. If the objective circumstances on which this Agreement was based undergo a material change, making performance impossible, or if Party A and Party B reach agreement through consultation, this Agreement may be rescinded.

3. This Agreement may be amended by mutual agreement of Party A and Party B.

4. The rescission or termination of this Agreement shall not be subject to the relevant provisions of the Labor Law or other labor and social-security laws, regulations, rules or normative documents.

9. Other Terms Agreed by the Parties

1. Party B shall provide true, qualified and valid certificates and materials as required. If any certificate or material provided by Party B is false or fraudulent, Party A may terminate this Agreement without any economic compensation. If Party B’s conduct causes losses to Party A, Party A shall have the right to claim compensation from Party B.

2. If either Party A or Party B terminates this Agreement, the terminating party shall provide thirty (30) days’ prior written notice to the other party and complete the work handover procedures. Party B may leave the position only after Party A has arranged replacement personnel and Party B has completed the handover. If Party B leaves before completing the handover and thereby causes economic losses to Party A, Party B shall compensate Party A in full.

3. Because Party B is a former employee rehired after retirement, at the time of signing this Agreement Party B is already familiar with Party A’s rules and regulations and undertakes to comply with them voluntarily. During the term of this Agreement, if Party B violates Party A’s rules and regulations, Party A shall have the right to handle the matter in accordance with such rules and regulations, including terminating this Rehire Agreement, without providing Party B any economic compensation and without bearing liability for breach.

4. The rules and regulations formulated by Party A (including those formulated in the future for operational and management needs) shall constitute appendices to this Agreement and shall have the same legal effect as this Agreement.

5. The Confidentiality Agreement shall constitute an appendix to this Agreement and shall have the same legal effect as this Agreement, and Party B shall comply with it.

6. Based on work needs and actual personnel arrangements, Party A shall have the right to transfer or reassign Party B to another position.

10. Miscellaneous

1. For matters not covered by this Agreement, or where any provision of this Agreement conflicts with currently effective laws or regulations, the currently effective laws and regulations shall prevail.

2. Any dispute between Party A and Party B shall first be resolved through consultation. If consultation fails, either party may bring an action before the people’s court having jurisdiction at Party A’s place of domicile.

3. This Agreement shall become effective on the date it is signed and sealed by both parties. Any alteration or execution by an unauthorized signatory shall be invalid. This Agreement is executed in two counterparts, with each party holding one counterpart.

Party A (Seal): [Company Seal]

Party B (Signature): Mingzhou Sun

Date:	Date:

APPENDIX I TO THE REHIRE AGREEMENT

CONFIDENTIALITY AGREEMENT

In accordance with the Labor Law of the People’s Republic of China and other laws and regulations concerning the protection of a company’s trade secrets, Party A and Party B, after consultation on an equal basis, voluntarily enter into this Agreement and agree to comply with its terms. For purposes of this Agreement, the ‘Company’ means Party A and Party A’s affiliates.

During Party B’s service with Party A, Party B has learned or will learn or come into contact with the Company’s business and technical information. Such business and technical information is confidential in nature and constitutes the Company’s property, and Party B will continue to have access to additional confidential information in the course of performing duties.

To clarify Party B’s confidentiality obligations, the parties enter into this Confidentiality Agreement based on the principles of equality, voluntariness, fairness and good faith. Both parties confirm that, prior to signing, they have carefully reviewed the contents of this Agreement and fully understand the legal meaning of its provisions.

1. Content and Scope of Confidential Information

The parties confirm that Party A’s trade secrets for which Party B bears confidentiality obligations include, without limitation, the following:

1. Technical information, including without limitation information concerning the Company’s products and their characteristics and modes of operation, technical solutions, engineering designs, circuit designs, manufacturing methods, manufacturing processes, formulas, process flows, technical indicators, technical and quality standards, specifications and procedures, interim and final results of technical research, design drawings and design calculations, operating techniques and methods, construction technical documents and methods, patented technologies, computer software, databases, laboratory records, testing procedures, software design and architecture, software files, internal documents or other analytical performance reports, test results, drawings, samples, prototypes, models, molds, operating manuals, technical documents, business correspondence involving trade secrets, and similar materials.

2.  Operational information, including without limitation customer lists, marketing plans, procurement materials, pricing policies, non-public financial information, purchasing channels, production and sales strategies, bid prices and bidding contents, investment and financing information, details of partners and cooperative relationships, and future business plans.

3.  Financial information, including without limitation the Company’s financial data, financial books and records, financial planning, product pricing, compensation plans and salary standards.

4.  Matters with respect to which the Company bears confidentiality obligations to third parties pursuant to law or agreements, including secrets of counterparties learned during contract negotiations and matters that the Company is obligated to keep confidential under relevant agreements (such as technical cooperation agreements).

5.  Other internal economic, technical, management and other information of Party A that has not been disclosed to the public.

2. Party B’s Confidentiality Obligations

With respect to the trade secrets described in Section 1, unless Party A has provided written authorization, any technical resources or market resources obtained by Party B from Party A in any manner shall be treated as confidential if Party B, in whole or in part, provides such resources to any company or person other than Party A or to any person within Party A who has no work-related need to know such resources. Party B undertakes:

1. Not to inquire into trade secrets unrelated to Party B’s work or business.

2. Not to disclose Party A’s trade secrets to any third party that does not bear confidentiality obligations.

3.  Not to permit (including by lending, gifting, leasing, transferring or otherwise disposing of Party A’s trade secrets) or assist any third party that does not bear confidentiality obligations to use Party A’s trade secrets.

4.  If Party B discovers that trade secrets have been disclosed or that Party B has inadvertently disclosed trade secrets, Party B shall take effective measures to prevent further disclosure and shall promptly report the matter to Party A.

3. Confidentiality Period

The parties confirm that Party B’s confidentiality obligations begin on the date this Agreement is signed and continue until the relevant trade secret becomes public (that is, no longer constitutes a trade secret). Whether Party B remains employed or engaged by Party A shall not affect Party B’s confidentiality obligations.

4. Liability for Breach

1.  If Party B fails to perform the confidentiality obligations set forth in Section 2, Party B shall bear liability for breach. The amount of liquidated damages shall be six (6) times the total labor compensation payable to Party B under the parties’ Rehire Agreement.

2.  If Party B’s breach described above causes losses to Party A, Party B shall be liable for damages. Such damages include, without limitation: (a) direct and/or indirect losses, tangible and/or intangible property losses and/or non-property losses suffered by Party A due to Party B’s breach; and (b) reasonable expenses paid by Party A to investigate Party B’s breach, which shall be included in the damages.

3.  Because Party B’s breach infringes Party A’s rights in trade secrets, Party A may elect to require Party B to bear liability for breach under this Agreement or to bear infringement liability pursuant to Article 17 of the Anti-Unfair Competition Law of the People’s Republic of China.

5. Effect and Amendment of Agreement

This Agreement constitutes Appendix I to the Rehire Agreement signed by Party A and Party B and is an inseparable part thereof. A breach of this Agreement shall also constitute a breach of the Rehire Agreement. Matters not addressed herein shall be governed by the Rehire Agreement.

This Agreement shall become effective after it is signed and sealed by both parties. Any amendment to this Agreement must be made with the written consent of both parties.

Party A (Seal): [Company Seal]

Party B (Signature): Mingzhou Sun

Date:	Date:

APPENDIX II TO THE REHIRE AGREEMENT

INTELLECTUAL PROPERTY PROTECTION AND NON-COMPETE AGREEMENT

Whereas Party B is a professional engaged by Party A to perform the position specified in the Rehire Agreement, and Party B’s work will involve patents, proprietary technologies, copyrights, computer software, databases, trademarks and other forms of intellectual property owned by Party A, the parties hereby enter into this Agreement to protect Party A’s intellectual property rights and to define the parties’ respective rights and obligations.

1. Definition of Intellectual Property

For purposes of this Agreement, ‘Intellectual Property’ means registered and unregistered rights, including copyrights and related rights; patents for which applications have been filed; patent application rights; trademarks; service marks; marks; designs and trade dress; trade names; Internet domain names; design rights; copyrights (including copyrights in computer software); database rights; semiconductor layout-design rights; utility models; proprietary technologies; trade secrets; inventions and creations (whether or not protected by patent law); and other intellectual property protected by patent, copyright, trademark, trade-secret or other laws, regardless of form or medium.

2. Ownership and Assignment of Intellectual Property

Under any of the following circumstances, Intellectual Property created by Party B, whether independently or jointly with others, and all related materials shall be exclusively owned by Party A worldwide. Party B agrees to irrevocably and fully assign to Party A, without compensation, all rights and interests relating to service inventions, including without limitation patent-application rights, authorship rights, licensing rights and rights to obtain bonuses or remuneration:

1. Intellectual Property completed in the course of Party B’s work during the term of engagement;

2.  Intellectual Property developed in the performance of tasks assigned by Party A other than Party B’s ordinary duties;

3.  Intellectual Property developed within one year after Party B leaves, retires or is transferred to another position that relates to Party A’s business, regardless of whether it is related to Party B’s own job duties and regardless of whether patents, trademarks or other rights may be applied for;

4.  Intellectual Property developed primarily by using Party A’s funds, equipment, parts, raw materials, undisclosed technical information, technical materials, resource information, trade secrets or other resources.

Party B further agrees that, to the extent any of the foregoing Intellectual Property rights or related rights and interests cannot lawfully be assigned by Party B to Party A, Party B hereby grants Party A an exclusive, royalty-free, transferable, irrevocable, worldwide license to exercise such non-transferable rights and all related rights and interests, including the right to sublicense through multiple tiers of sublicensees.

If, with respect to any such invention or related rights, ownership or interests cannot be assigned to Party A or Party A cannot be licensed to exercise them, Party B irrevocably waives and agrees never to assert against Party A or Party A’s transferees any such non-transferable or non-licensable rights or any ownership interests therein.

3. Perfection of Related Rights

3.1  During Party B’s engagement by Party A and for two (2) years after Party B leaves, Party B agrees, if necessary for Party A to lawfully obtain or maintain ownership of the foregoing Intellectual Property, to execute relevant documents and provide necessary assistance at Party A’s request.

3.2  If Party A, for any reason, cannot obtain any necessary document or cannot obtain Party B’s signature on any such document, Party B hereby confirms and irrevocably appoints Party A, Party A’s duly authorized senior management personnel or Party A’s agent as Party B’s attorney-in-fact and actual agent, on behalf of and in the name of Party B, to:

(a) sign, submit, apply for, register and record any such application;

(b) sign and submit any document required to carry out the foregoing;

(c)  take any other lawful action to facilitate the submission, application, registration, recordation, assignment, issuance and enforcement of patents, copyrights, trade secrets or other rights relating to service inventions, with the same legal effect as if personally signed by Party B.

3.3 Without Party A’s prior written consent, Party B shall have no right, directly or indirectly, to:

(a)  copy, adapt, modify, translate, produce, market, publish, distribute, sell, license or sublicense, transfer, lease, transmit, disseminate, display or use any of the foregoing Intellectual Property, or any part or copy thereof, in any form;

(b)  use any of the foregoing Intellectual Property, or any part or copy thereof, to create derivative works, provide electronic access or reading, or store it on computer storage media;

(c) cause any other person to engage in any of the foregoing acts.

4. Use of Intellectual Property

Party B undertakes that, at all times, Party B shall use the Intellectual Property described in Section 1 solely for Party A’s benefit and in the manner required by Party A, and shall not dispose of or otherwise handle such Intellectual Property in any manner without Party A’s written authorization. Upon termination or expiration of Party B’s engagement with Party A, Party B shall immediately cease all use of the foregoing Intellectual Property.

5. Post-Termination Representations

Upon termination or expiration of Party B’s engagement with Party A, Party B undertakes not to represent that Party B is an employee of Party A or otherwise claim any authority to represent Party A, and shall not, in any manner, whether for compensation or without compensation, directly or indirectly, misappropriate, use, reproduce, copy or remove any documents or materials containing Intellectual Property owned by Party A, unless Party A has given prior written permission.

6. Liability for Intellectual Property Misconduct

If Party B fails to comply with the foregoing provisions, steals, discloses or infringes any ‘Intellectual Property’ described in Section 1, thereby violating professional ethics or infringing Party A’s intellectual property rights, Party B shall bear the resulting legal liability and shall fully compensate Party A for all losses thereby caused.

7. Third-Party Intellectual Property

Party B undertakes that, during the term of engagement, Party B will not infringe any Intellectual Property owned by Party A or by third parties. Party B shall independently bear the corresponding legal liability and economic compensation for any such infringement.

8. No Conflicting Non-Compete Obligations

Party B represents that Party B has not previously entered into any contract with a third party containing a ‘non-compete’ provision; or, if Party B has previously entered into such a contract, Party B has duly released or terminated such non-compete obligations. For purposes of the foregoing, a ‘non-compete’ provision means any provision under which a third party restricts Party B from performing Party A’s current work. If Party B’s breach of this representation causes Party A to be accused by a third party of joint infringement, Party B shall bear all legal liability and economic compensation relating thereto.

9. Non-Compete Obligations

During Party B’s term of engagement and for two (2) years after the engagement relationship with Party A is rescinded or terminated, Party B shall not, directly or indirectly, in Party B’s own name or as a member or representative of any other individual or organization, participate in, provide consulting services or other assistance to, or otherwise assist any person in performing work involving any activity competitive with Party A, unless Party A has given prior written permission.

For purposes of this Agreement, ‘competitive activity’ includes, without limitation: (1) engaging in business activities that are the same as, similar to or competitive with business that Party A has conducted, currently conducts or intends to conduct; (2) competing with products distributed, traded or sold by Party A through direct sales, online distribution, trading or other means by selling products produced by another party; (3) providing services that compete with or are similar to services provided by Party A, including any product or service that Party A is developing or planning or developing during the term of this Agreement; and (4) serving with any entity engaged in the same type of business as Party A or having any competitive or other adverse relationship with Party A.

10. Non-Compete Compensation and Remedies

After Party B leaves Party A, as compensation for Party B’s performance of the non-compete obligations set forth in Section 9, the parties may agree that Party A shall pay Party B monthly non-compete compensation during the period in which Party B performs such obligations. The compensation shall not be less than thirty percent (30%) of Party B’s average monthly salary during the twelve (12) months immediately preceding Party B’s departure from Party A, and shall in no event be lower than the minimum wage standard at the place where this Agreement is performed.

To avoid doubt, unless Party A, at the time Party B leaves, requires Party B to comply with the non-compete provision, Party A shall not be obligated to pay non-compete compensation. If Party A fails to pay or ceases to pay non-compete compensation, Party B shall cease to be bound by the post-departure non-compete obligations from the date Party A fails to pay or ceases payment.

If Party B breaches the non-compete obligation, Party B shall pay Party A liquidated damages in an amount equal to three (3) times the non-compete compensation paid by Party A to Party B and shall compensate Party A for losses caused by such breach. After paying liquidated damages and compensating losses, Party B shall remain obligated to continue performing the non-compete obligations.

11. Non-Solicitation

During Party B’s term of engagement and for two (2) years after the engagement relationship with Party A is rescinded or terminated, Party B shall not, directly, indirectly or through an affiliate:

1.  instruct, induce, encourage or otherwise cause any employee of Party A to terminate his or her employment relationship with Party A, except for actions taken by Party B with Party A’s written consent in order to perform Party B’s duties;

2.  instruct, induce, encourage or otherwise cause any supplier, contractor or customer of Party A to terminate its cooperative relationship with Party A, or engage in any conduct that may adversely affect Party A’s cooperative relationship with any such supplier, contractor or customer.

12. Breach and Equitable Relief

Party B agrees that a breach of any provision of this Agreement may cause Party A irreparable loss and damage. Therefore, if Party B breaches any obligation under this Agreement, unless otherwise provided, Party A shall have the right to terminate Party B’s engagement without paying Party B any compensation, and Party B shall compensate Party A for all losses and damages arising from Party B’s breach and from any compulsory relief measures or any portion thereof, including measures having compulsory enforcement effect, taken to restrain Party B’s breach. This provision shall not prevent Party A from seeking any other remedy available under the laws of the People’s Republic of China.

13. Assignment to Affiliates

The rights of Party A and the obligations of Party B under this Agreement shall also apply to Party A’s subsidiaries, branches or offices. If Party B is transferred among any of the foregoing entities, the effectiveness of this Agreement shall automatically transfer to the new engaging entity without the need for Party B to execute a separate document. If the new engaging entity so requires, the parties shall execute a new agreement through consultation.

14. Effectiveness and Counterparts

This Agreement constitutes Appendix II to Party B’s engagement by Party A and shall become effective on the effective date of the Rehire Agreement signed by the parties after this Agreement is signed and sealed by both parties. This Agreement is written in Chinese and is executed in two originals, with each party holding one original.

15. Headings

The headings of all provisions in this Agreement are for convenience of reading only and shall not be used in any manner to interpret this Agreement or affect the meaning of this Agreement.

16. Notices

All notices, demands, requests, acknowledgements or other communications relating to this Agreement must be made in writing and delivered by the notifying party to the addresses listed below by hand delivery, courier service, or registered mail with return receipt (or to another address notified in writing by one party to the other). Delivery shall be deemed made as follows: (1) for hand delivery, on actual delivery; (2) for courier delivery, on the third (3rd) day after delivery to the courier, unless actually delivered within three (3) days, in which case the actual delivery date shall control; and (3) for registered mail (or air mail sent overseas), on the fifth (5th) day after mailing, unless actually delivered within five (5) days, in which case the actual delivery date shall control.

Delivery to Party A

Address: [                 ]

Recipient: [                ]

Telephone: [                  ]

Fax: [               ]

Delivery to Party B

Address: [               ]

Telephone: [                    ]

Fax: [                           ]

17. Governing Law and Dispute Resolution

This Agreement constitutes Appendix II to the Rehire Agreement and shall be governed by, protected under and interpreted in accordance with the laws of the People’s Republic of China. If any dispute arises between the parties and cannot be resolved through consultation, either party may, in accordance with law, submit the dispute for adjudication to the people’s court having jurisdiction at Party A’s place of domicile.

Party A (Seal): [Company Seal]

Party B : Mingzhou Sun

Date:	Date: